FOR IMMEDIATE RELEASE

Contact: Marcia Kendrick

713-881-8900

SEITEL HOLDINGS, INC. ANNOUNCES SALE OF MINORITY INTEREST TO

AFFILIATES OF CENTERBRIDGE PARTNERS, L.P.

HOUSTON, May 23, 2011 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, announced today that its parent, Seitel Holdings, Inc. ("Holdings"), sold a minority equity interest to affiliates of Centerbridge Partners, L.P. ("Centerbridge") for $125 million in cash. The proceeds will be used by Holdings to strengthen Seitel's balance sheet and better position Seitel to accelerate additional investment in high growth shale plays.

"I am very pleased to have Centerbridge as a partner to support Seitel as we continue to execute on our strategy to expand our growing data library," stated Rob Monson, Seitel's president and chief executive officer. "We continue to be presented with numerous opportunities to expand our library in the shale basins in both the U.S. and Canada. I am very confident that the resulting stronger balance sheet will put the company in an even better position to expand our backlog of new acquisition surveys in the Niobrara, Marcellus, Eagle Ford, Haynesville, Montney and Horn River basins, as well as other emerging unconventional plays."

"ValueAct Capital shares management's vision of the future data acquisition opportunities in the North American shale basins and looks forward to working with our new partner, Centerbridge, in order to further develop Seitel's positioning as the dominant North American 3D land seismic provider," commented Peter Kamin, a Partner of ValueAct Capital. "We have enjoyed a long association with the Seitel management team and believe that the company's enhanced capital position will enable the business to increase its focus on growth opportunities in both new and existing oil and gas basins."

"With its portfolio of more than 43,000 square miles of 3D seismic data, Seitel is uniquely positioned to expand its existing library in support of its clients as they migrate hydrocarbon production onshore to new resource-rich plays," stated Kyle Cruz, a Managing Director at Centerbridge. "We look forward to working with Rob and the Seitel management team, as well as with our partners at ValueAct, to continue to position the company for long-term success."

ABOUT SEITEL

Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for oil and gas exploration and the development and management of hydrocarbon reserves by E&P companies. Seitel owns an extensive library of proprietary onshore and offshore seismic data that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in North America. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel owns over 43,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

ABOUT VALUEACT CAPITAL

ValueAct Capital®, with offices in San Francisco and Boston and approximately $6.5 billion in investments, seeks to make active strategic-block value investments in a limited number of companies. The Principals have demonstrated expertise in sourcing investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company's board to implement strategies that generate superior returns on invested capital. ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, and a select number of control investments, through both open-market purchases and negotiated transactions.

ABOUT CENTERBRIDGE

Centerbridge Partners, L.P. is a private investment firm based in New York City and currently has approximately $17 billion in capital under management.  The firm focuses on private equity and credit investments.  The firm is dedicated to partnering with world-class management teams across targeted industry sectors to help companies achieve their operating and financial objectives.